EXHIBIT 16.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

March 13, 2009

Securities and Exchange Commission
450 Fifth Street, Northwest
Washington, D.C. 20549

Re:	Madero, Inc. Form 8-K File No.: 333-143845

To the Securities and Exchange Commission:

Please be advised that we have been presented with a copy of the Form 8-K (File No.: 333-143845) of Madero, Inc. (the “Company”) and have reviewed the same. We agree with the statements made by the Company in the Form 8-K.

Pursuant to Item 304(a) of regulation S-K, we are required to furnish the company with a letter addressed to the SEC stating whether or not we agree with the statements made by the Company in the Form 8-K regarding our replacement as the independent registered public accounting firm of the Company, and, if not, stating the respects in which we do not agree.

We agree with the statements made by the company with respect to us in item 4.01 of the form 8-K regarding our replacement on March 5, 2009 as the independent registered public accounting firm of the company.

We consent to the filing of this letter as Exhibit 16.1 to the Form 8-K.
Yours truly,

/s/ Moore & Associates, Chartered

Moore & Associates, Chartered.
Las Vegas, Nevada

6490 West Desert Inn Rd, LAS VEGAS, NEVADA 89146 (702) 253-7499Fax: (702) 253-7501